Exhibit 5.1

First Commonwealth Financial Corporation 601 Philadelphia Street Indiana, PA 15701

March 4, 2025

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Ladies and Gentlemen,

I am the Executive Vice President, General Counsel and Secretary of First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and in that capacity have acted as counsel to the Company and I am delivering this opinion in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,103,449 shares (the “Common Shares”) of common stock, $1.00 par value per share, of the Company (the “Common Stock”) to be issued by the Company in connection with the merger of CenterGroup Financial Inc., an Ohio corporation (“CenterGroup”), with and into the Company (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of December 18, 2024 (the “Merger Agreement”), by and between the Company and CenterGroup.

As such counsel and for purposes of the opinion set forth below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records of the Company, certificates of public officials, statutes, records and such other instruments and documents as I have deemed necessary or appropriate as a basis for the opinion set forth below, including the Registration Statement, the Merger Agreement, the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated By-Laws of the Company. In addition to the foregoing, I have made such investigations of law as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, I have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to me; (ii) the legal capacity, power and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to me; (iii) the ability of all persons or entities (other than the Company) to perform their respective obligations under all agreements, instruments, corporate records, certificates and other documents submitted to me and that each of such documents constitutes the valid and binding obligation of all such parties thereto (other than the Company) enforceable in accordance with their terms; (iv) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to me as originals; (v) that all agreements, instruments, corporate records, certificates and other documents submitted to me as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (vi) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by each party thereto (other than the Company); (vii) each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which I have relied for the purposes of this opinion set forth below are true and correct; and (ix) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, I have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

First Commonwealth Financial Corporation

March 4, 2025

The Company is a Pennsylvania corporation, and I have not considered, and I express no opinion as to, any law other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania. I have not considered, and I express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Common Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Common Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Common Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. I express no opinion with regard to the applicability or effect of the law of any jurisdiction including, without limitation the enforceability of the governing law provision contained in the Merger Agreement, other than, as in effect as of the date of this letter, the laws of the Commonwealth of Pennsylvania.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter speaks as of the date hereof and I assume no obligation to update or supplement this opinion letter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Matthew C. Tomb
Matthew C. Tomb
Executive Vice President
General Counsel and Secretary